EXHIBIT 21.1

Subsidiaries of Registrant

1.Fovea International Holdings Limited, a British Virgin Islands corporation

2.Fovea Jewellery Holdings Limited, a Hong Kong corporation

3.Gold Shiny International Ltd., a British Virgin Islands corporation

4.Gold Shiny (Asia) Limited, a Hong Kong corporation